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                                                      Contact: Jack D. Brannon
                                                         Senior Vice President
                                                                (214) 953-9560


For Immediate Release
December 18, 1998

OEC COMPRESSION CORPORATION ANNOUNCES MANAGEMENT CHANGES


     Dallas, Texas...OEC Compression Corporation (AMEX-OOC) today announced that James W. Bryant has been appointed to the board of directors and joined the company as its chief operating officer. Mr. Bryant brings 40 years of management and engineering experience in the natural gas industry to the company. Mr. Bryant is presently President of Cardinal Resources, Inc., an engineering and management consulting company. Prior to Cardinal Resources, Mr. Bryant was founder and Chief Executive Officer of Endevco, Inc., predecessor to Cornerstone Natural Gas, Inc. Mr. Bryant has a B.S. in Chemical Engineering from Louisiana Tech University and is a Registered Professional Engineer in Texas and Louisiana.

     Matthew S. Ramsey, OEC's president and chief executive officer, stated, "We are very fortunate to have a man of Jim Bryant's talent and expertise join OEC. Jim has tremendous experience in all facets of the industry and will be a key component in the future growth of our company."

     Additionally, Dennis W. Estis, OEC's current chief operating officer has announced that he will leave the company by the end of the year to pursue personal interests. Mr. Estis will remain a member of the board of directors. Mr. Estis stated, " As a significant shareholder of OEC, I am confident in Jim Bryant's abilities to take over the day to day operations." In other news, Andy Payne announced that he is resigning as Senior Vice President of OEC's wholly owned subsidiary, Ouachita Energy Corporation and from the board of directors of OEC.

     OEC Compression Corporation is a Dallas-based provider of the full range of gas compression services to the natural gas industry. OEC Compression Corporation's common stock now trades on AMEX under the symbol "OOC".

     Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside


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OEC's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise affected by a future event that would diminish their business requirements; the competition within this industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to purchase and/or need goods and/or services provided by OEC; uncertainties surrounding budget reductions or changes in funding priorities or existing business programs; and the cost of attracting and retaining highly skilled personnel. These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained through the Company without charge. OEC disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.

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